Exhibit 99.1

Vermillion Reports Results for Third Quarter 2011

Austin, TX –November 9, 2011 – Vermillion, Inc. (NASDAQ: VRML), a leading molecular diagnostics company, reported financial results for the third quarter ended September 30, 2011.

Q3 2011 Highlights

•	Performed an estimated 4,108 OVA1® tests during the third quarter, up 5% from the previous quarter.

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In October, released positive top-line data from intended use clinical study of the company’s peripheral artery disease (PAD) blood test. Developed a biomarker panel which identifies more than 80% of PAD patients who are missed by the Framingham Risk Score.

•	In November, strengthened patent portfolio with notice of allowance received for key PAD biomarker patent, as well as issued a patent for lung cancer biomarker.

•	Enhanced management team with addition of Donald Munroe, Ph.D. as chief scientific officer and vice president of research and development.

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Presented data at the European Society of Gynecologic Oncology meeting in Milan, highlighting the improvement in sensitivity when using imaging in conjunction with OVA1 to evaluate adnexal masses for disease.

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Entered into an asset purchase agreement with Correlogic Systems, Inc., whereby Vermillion has agreed to pay $435,000 in cash for substantially all of Correlogic’s assets in connection with its ovarian cancer diagnostics business, which include certain diagnostic samples, software and IP. Correlogic is in Chapter 11 proceedings in the United States Bankruptcy Court for the District of Maryland and the transaction is subject to Court approval.

Q3 2011 Financial Highlights

Revenue for the third quarter of 2011 included $206,000 from sales of OVA1, as compared to $114,000 in the same year-ago quarter. Total revenue for the third quarter of 2011 was $320,000 versus $413,000 in the same year-ago quarter. License revenue for the third quarter of 2011 totaled $114,000, as compared to $299,000 in the same year-ago quarter related to the company’s past achievement of certain milestones under the Strategic Alliance Agreement with Quest Diagnostics.

Total operating expenses increased in the third quarter of 2011 to $4.8 million from $4.0 million in the same period a year ago. The increase was due primarily to higher clinical trial and collaboration costs for the ongoing development of the company’s ovarian cancer program and VASCLIR as well as an increase in legal fees associated with our Molecular Analytical Systems, Inc. litigation. Operating expenses in the third quarter of 2011 included $0.4 million in non-cash stock-based compensation, as compared to $1.2 million in the same year-ago quarter.

Net loss for the third quarter was $4.7 million or $(0.31) per share, as compared to $2.7 million or $(0.26) per share in the same year-ago quarter. Net loss in the year-ago quarter included $1.0 million in other income resulting from the fair value revaluation of common stock warrants.

Weighted average shares outstanding were 14.8 million in the third quarter of 2011, as compared to 10.5 million weighted average shares outstanding in the same period in 2010.

As of September 30, 2011, the company’s cash and cash equivalents totaled $27.2 million. The company used $4.3 million in cash from operations during the third quarter and paid the $5 million principal amount of convertible notes which became due in September. Cash utilization from operations during the fourth quarter is expected to be $4-$5 million.

Management Commentary

“Our third quarter results demonstrated on-going progress on several fronts,” said Gail Page, the company’s president and CEO. “We grew OVA1 sales and highlighted its benefit when used in conjunction with imaging as an aid for physicians in the assessment of adnexal masses. Strategically, we are pleased to announce the agreement to purchase the ovarian cancer assets of Correlogic Systems. This acquisition allows us to gain access to their samples, IP and software, all of which could be additive to our ovarian program. Additionally, we save sample collection time and potentially gain further IP protection.

“We also advanced our pipeline this quarter with positive top-line results in our PAD intended use clinical study. This data was subsequently used to select a biomarker combination that identifies 80% of PAD patients missed by the conventional Framingham Risk Score. The availability of a simple blood test to reclassify patients missed by conventional risk assessment could greatly aid in the detection and management of this insidious disease.

“In the fourth quarter of 2011, we expect 4,000 to 4,300 OVA1 tests to be performed. This takes into consideration the impact of holidays, competition and limited coverage by the larger payers combined with the impact of direct patient bills.”

Conference Call Details

The company will conduct a conference call to discuss its third quarter results later today at 8:30 a.m. Eastern time (Wednesday, November 9).

Interested parties may listen to the call by dialing (800) 686-5266 from the United States and Canada or +1 (303) 223-2680 internationally. The conference ID is 21542209.

A live webcast and replay will also be available via the Investor Relations section of the company’s website at www.vermillion.com.

A telephone replay of the call will be available beginning approximately two hours after the call through November 23, 2011, and may be accessed by dialing (800) 633-8284 from the United States and Canada or +1 (402) 977-9140 internationally. The replay pass code is 21542209.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that patients will not be able to receive reimbursement for Vermillion’s tests from third party payors such as private insurance companies and government insurance plans; (5) uncertainty whether Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid or more volatile; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

SOURCE Vermillion, Inc.

Company Contact:

Ashish Kohli

VP, Corporate Strategy

Tel 512-519-0430

info@vermillion.com

Investor Relations Contact:

Liolios Group

Ron Both

Tel 949-574-3860

info@liolios.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$27,228	$22,914
Accounts receivable	114	136
Prepaid expenses and other current assets	455	779

Total current assets	27,797	23,829
Property and equipment, net	237	194
Other assets	12	12

Total assets	$28,046	$24,035

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,162	$998
Accrued liabilities	3,223	3,056
Convertible senior notes	—	5,000
Deferred revenue	1,001	1,049

Total current liabilities	6,386	10,103
Long-term debt owed to related party	7,000	7,000
Warrant liability	—	378
Deferred revenue	1,381	1,679
Other liabilities	104	259

Total liabilities	14,871	19,419

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at September 30, 2011 and December 31, 2010	—	—

Common stock, $0.001 par value, 150,000,000 shares authorized at September 30, 2011 and December 31, 2010; 14,848,301 and 10,657,564 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	15	11
Additional paid-in capital	326,476	303,270
Accumulated deficit	(313,164)	(298,509)
Accumulated other comprehensive loss	(152)	(156)

Total stockholders’ equity	13,175	4,616

Total liabilities and stockholders’ equity	$28,046	$24,035

Vermillion, Inc.

Consolidated Statement of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Product revenue	$206	$114	$714	$159
License revenue	114	299	341	671

Total revenue	320	413	1,055	830

Cost of revenue:
Product	26	13	105	25

Total cost of revenue	26	13	105	25

Gross profit	294	400	950	805
Operating expenses:
Research and development(1)	1,370	1,111	4,219	2,797
Sales and marketing(2)	1,499	1,025	4,320	1,751
General and administrative(3)	1,952	1,864	6,982	6,604

Total operating expenses	4,821	4,000	15,521	11,152

Loss from operations	(4,527)	(3,600)	(14,571)	(10,347)

Interest income	18	12	55	25
Interest expense	(100)	(117)	(330)	(375)
Change in fair value and gain from exercise of warrants, net	32	980	374	4,427
Debt conversion costs	—	—	—	(141)
Reorganization items	(42)	(44)	(74)	(1,641)
Reorganization items - related party incentive plan	—	—	—	(6,932)
Other income (expense), net	(32)	33	(109)	(36)

Loss before income taxes	(4,651)	(2,736)	(14,655)	(15,020)
Income tax expense	—	—	—	—

Net loss	$(4,651)	$(2,736)	$(14,655)	$(15,020)

Net loss per share - basic and diluted	$(0.31)	$(0.26)	$(1.04)	$(1.45)

Weighted average common shares used to compute basic and diluted net loss per common share	14,820,694	10,495,324	14,041,549	10,345,995

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$181	$283	$590	$788
(2) Sales and marketing	40	26	122	51
(3) General and administrative	211	929	2,264	2,547